UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Digi International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROXY STATEMENT
GENERAL INFORMATION
HOW TO VOTE
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
PROPOSAL NO. 1
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPENSATION OF DIRECTORS
RELATED PERSON TRANSACTION APPROVAL POLICY
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES
PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ADDITIONAL MATTERS

DIGI INTERNATIONAL INC.
11001 Bren Road East
Minnetonka, Minnesota 55343
952/912-3444
December 5, 2011
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Standard Time, on Monday, January 23, 2012.
The Secretary’s Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the Annual Meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.
Sincerely,
Joseph T. Dunsmore
Chairman of the Board

DIGI INTERNATIONAL INC.
Notice of Annual Meeting of Stockholders
to be held on
January 23, 2012
The Annual Meeting of Stockholders of Digi International Inc. will be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, at 3:30 p.m., Central Standard Time, on Monday, January 23, 2012, for the following purposes:
1. To elect two directors for a three-year term.
2. To cast a non-binding advisory vote on executive compensation (“Say-on-Pay”).
3. To cast a non-binding advisory vote on the frequency of future Say-on-Pay votes.
4. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for the fiscal year ending September 30, 2012.
5. To transact such other business as may properly be brought before the meeting.
The Board of Directors has fixed November 25, 2011 as the record date for the meeting, and only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.
Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please mark, date and sign the enclosed proxy and return it in the accompanying postage-paid reply envelope as quickly as possible. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.
By Order of the Board of Directors,
David H. Sampsell
Vice President, General Counsel & Corporate Secretary
Minnetonka, Minnesota
December 5, 2011

PROXY STATEMENT
GENERAL INFORMATION
The enclosed proxy is being solicited by the Board of Directors of Digi International Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for use in connection with the Annual Meeting of Stockholders to be held on Monday, January 23, 2012, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Standard Time, and at any adjournments thereof. Only stockholders of record at the close of business on November 25, 2011 will be entitled to vote at such meeting or adjournments.
The address of our principal executive office is 11001 Bren Road East, Minnetonka, Minnesota 55343 and our telephone number is (952) 912-3444. The mailing of this Proxy Statement and form of proxy, or a Notice Regarding the Availability of Proxy Materials, to stockholders will commence on or about December 9, 2011.
Shares of Common Stock Outstanding on Record Date. Our Common Stock, par value $.01 per share, is our only authorized and issued voting security. At the close of business on November 25, 2011, there were 25,641,647 shares of Common Stock outstanding, each of which is entitled to one vote.
Vote Required on Proposals
•	Election of Directors — A plurality of the votes of our outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors. Holders of Common Stock are not entitled to cumulate their votes for the election of directors.
•	Say-on-Pay Proposal — The Say-on-Pay proposal is advisory and not binding. We will consider stockholders to have approved, on an advisory basis, our executive compensation if the number of votes “for” the proposal exceeds the number of votes “against” the proposal.
•	Say-on-Pay Frequency Proposal — The proposal on the frequency of future Say-on-Pay votes is advisory and not binding. We will consider stockholders to have selected, on an advisory basis, the frequency of every one year, every two years or every three years that receives the most votes.
•	Ratification of Auditors — The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for approval of the proposal to ratify the appointment of auditors.
Abstentions and Broker Non-Votes. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the meeting. However, shares of a stockholder who abstains, withholds authority to vote for the election of directors or does not otherwise vote in person or by proxy (including broker non-votes) will not be counted for the election of directors or approval of any of the proposals; however, an abstention will have the effect of a vote against the ratification of auditors.
Expenses of Soliciting. We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mails, certain of our directors, officers and employees may solicit proxies by telephone, email or personal contact, and have requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials. To assist the Company in soliciting proxies for the 2012 Annual Meeting of Stockholders, the Company has retained D.F. King for a total fee not to exceed $6,500 plus out-of-pocket expenses.
Stockholder Proposals. Stockholder proposals (other than director nominations) that are submitted for inclusion in our proxy statement for our 2013 Annual Meeting of Stockholders must follow the procedures set forth in Rule 14a-8 promulgated under the Securities Exchange Act of 1934 and our By-Laws. To be timely under Rule 14a-8, such proposals must be received by us at our principal executive office no later than August 11, 2012.
If a stockholder does not submit a proposal for inclusion in our proxy statement but desires to propose an item of business to be considered at an annual meeting of stockholders or to nominate persons for election as director at an annual meeting, then the stockholder must give timely written notice of such proposal or nominations to our Secretary at our principal executive office. To be timely under our By-Laws, we must receive notice of the stockholder’s intention to propose an item of business or to nominate persons for election as director not less than 120 days before the first anniversary of the date of the preceding year’s annual meeting (unless the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, in which case such notice will be timely only if delivered not less than 120 days before the annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting), and the notice must otherwise comply with certain other requirements contained in our By-Laws as well as all applicable statutes and regulations.

Assuming that our next annual meeting of stockholders is held not more than 30 days before nor more than 60 days after the one-year anniversary of this year’s Annual Meeting, we must receive notice of a stockholder’s intention to propose an item of business or nominate persons for election as a director on or before September 25, 2012. A stockholder’s notice will not be deemed to be submitted until we have received all of the required information.
HOW TO VOTE
Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 10:59 p.m. Central Standard Time on Sunday, January 22, 2012. If you received a Notice Regarding the Availability of Proxy Materials, you may vote as instructed in the notice. If you received paper copies of this Proxy Statement, you may vote in one of the following ways:
By Telephone. If you are located in the United States or Canada, you can vote your shares by calling the toll-free telephone number on your proxy card or in the instructions that accompany your proxy materials. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your voting instruction form.
By Internet. You can also vote your shares by the Internet. Your proxy card indicates the Web site you may access for Internet voting. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may incur telephone and Internet access charges if you vote by the Internet. If you vote by the Internet, you do not need to return your proxy card or your voting instruction form.
By Mail. If you are a holder of record and received a paper copy of the proxy card by mail, you can vote by marking, dating, and signing your proxy card and returning it by mail in the envelope provided. If you hold your shares in street name, you can vote by completing and mailing the voting instruction form.
At the Meeting. The way you vote your shares now will not limit your right to change your vote at the meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.
All shares that have been properly voted and not revoked will be voted as you have directed at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.
Revocation of Proxies. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our corporate secretary at our executive offices before the meeting, or at the meeting, (2) submit a timely later-dated proxy (or voting instruction form if you hold shares in street name), (3) provide timely subsequent telephone or Internet voting instructions, or (4) vote in person at the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held
on January 23, 2012:
The Proxy Statement and Annual Report to Stockholders are available at:
http://materials.proxyvote.com/253798

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our Common Stock, as of November 25, 2011, by each of our directors or nominees for director, by each of our executive officers named in the Summary Compensation Table herein, by all directors, nominees and executive officers as a group, and by each stockholder who is known by us to own beneficially more than 5% of our outstanding Common Stock.

	Amount and Nature		Percentage
	of Beneficial		Outstanding
Name and Address of Beneficial Owner	Ownership[1]		Shares
Directors, nominees and executive officers:
Joseph T. Dunsmore	588,061	[2]	2.29%
Lawrence A. Kraft	243,167	[3]	*
Steven E. Snyder	42,190	[4]	*
Joel K. Young	253,696	[5]	*
Brenda L. Mueller	70,914	[6]	*
Guy C. Jackson	157,931	[7]	*
Kenneth E. Millard	114,581	[8]	*
Ahmed Nawaz	197,265	[9]	*
William N. Priesmeyer	112,181	[10]	*
Bradley J. Williams	211,896	[11]	*
All directors, nominees and executive officers as a group (10 persons)	1,991,882	[12]	7.77%
Other beneficial owners:
BlackRock, Inc.	2,048,147	[13]	7.99%
40 East 52nd Street New York, NY 10022
Dimensional Fund Advisors LP	2,049,408	[14]	7.99%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
Royce & Associates, LLC	2,814,444	[15]	10.98%
745 Fifth Avenue New York, NY 10151
Riverbridge Partners LLC	2,995,944	[16]	11.68%
801 Nicollet Mall, Suite 600 Minneapolis, MN 55402

*	Less than one percent.

[1]	Fractional shares are rounded to the nearest whole share. Unless otherwise indicated in footnote below, (i) the listed beneficial owner has sole voting power and investment power with respect to such shares, and (ii) no director or executive officer has pledged as security any shares shown as beneficially owned.

[2]	Includes 581,250 shares covered by options which are exercisable within 60 days of the record date.

[3]	Includes 243,167 shares covered by options which are exercisable within 60 days of the record date.

[4]	Includes 40,625 shares covered by options which are exercisable within 60 days of the record date.

[5]	Includes 252,167 shares covered by options which are exercisable within 60 days of the record date.

[6]	Includes 62,510 shares covered by options which are exercisable within 60 days of the record date.

[7]	Includes 152,931 shares covered by options which are exercisable within 60 days of the record date.

[8]	Includes 94,431 shares covered by options which are exercisable within 60 days of the record date.

[9]	Includes 97,265 shares covered by options which are exercisable within 60 days of the record date.

[10]	Includes 109,181 shares covered by options which are exercisable within 60 days of the record date.

[11]	Includes 127,431 shares covered by options which are exercisable within 60 days of the record date.

[12]	Includes 1,760,958 shares covered by options which are exercisable within 60 days of the record date held by five non-employee directors and five executive officers.

[13]	Based on information reported to the SEC in an amended Schedule 13G filed by BlackRock, Inc. on January 21, 2011 reflecting beneficial ownership as of December 31, 2010.

[14]	Based on information reported to the SEC in an amended Schedule 13G filed by Dimensional Fund Advisors LP on February 11, 2011 reflecting beneficial ownership as of December 31, 2010. Dimensional Fund Advisors had sole voting power over 1,995,567 shares and sole dispositive power over 2,049,408 shares. Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over securities that are owned by four investment companies to which Dimensional Fund Advisors LP furnishes investment advice and certain other commingled group trusts and separate accounts to which Dimensional Fund Advisors LP may act as adviser, sub-adviser and/or manager (collectively, the “Funds”), and may be deemed to be the beneficial owner of the shares held by the Funds. However, all such securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

[15]	Based on information reported to the SEC in an amended Schedule 13G filed by Royce & Associates, LLC on May 5, 2011 reflecting beneficial ownership as of April 30, 2011.

[16]	Based on information reported to the SEC in an amended Schedule 13G filed by Riverbridge Partners LLC on February 4, 2011 reflecting beneficial ownership as of December 31, 2010. Riverbridge Partners LLC had sole voting power over 2,105,314 shares and sole dispositive power over 2,995,944 shares.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our business is managed by or under the direction of a Board of Directors with a number of directors, not less than three, fixed from time to time by the Board of Directors. The Board is divided into three classes as nearly equal in number as possible, and directors of one class are elected each year for a term of three years. Each class consists of at least one director. The Board of Directors has fixed at two the number of directors to be elected to the Board at the 2012 Annual Meeting of Stockholders. The Nominating and Governance Committee has nominated Messrs. Millard and Priesmeyer to stand for election for a three-year term. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nominees named below.
Each of the nominees named below is currently a director of our Company, and each has indicated a willingness to serve as a director. The Nominating and Governance Committee of the Board of Directors selected each of the nominees named below. In case any nominee is not a candidate for any reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee selected by the Nominating and Governance Committee.
Following is certain information regarding the nominees for the office of director and the current directors whose terms expire after the 2012 Annual Meeting:
Nominees for Term Expiring in 2015:
Kenneth E. Millard, age 65
Mr. Millard has been a member of our Board of Directors since October 1999. Mr. Millard was Chairman, Chief Executive Officer, President and a director of Telular Corporation, a telecommunications company, until February 2005, after serving as President and Chief Executive officer since April 1996 and Chairman since 2001. Prior to that, Mr. Millard was the President and Chief Operating Officer of Oncor Communications, a telecommunications company, from February 1992 to January 1996. Prior to that, he held various executive management positions at Ameritech Corporation and worked as an attorney for AT&T and Wisconsin Bell. Mr. Millard serves as chairman and a director of Dascom Systems Group LLC, a private corporation.
Mr. Millard brings to the Board business leadership, corporate strategy and operating expertise. As a former chief executive officer and business executive with multiple companies in the telecommunications industry, Mr. Millard has extensive experience formulating and implementing advanced telecommunications strategies and products. This background is particularly valuable as our Board considers expansion strategies for our Company. In addition, Mr. Millard’s legal background and financing experience add valuable perspective to ongoing governance and financial matters.
William N. Priesmeyer, age 66
Mr. Priesmeyer has been a member of our Board of Directors since November 2005. He has been the Chief Executive Officer of Cymbet Corporation, a manufacturer of thin film energy cells for the semiconductor industry, since November 2001. Mr. Priesmeyer served as Senior Vice President and Chief Financial Officer of Jostens Inc., a producer of educational products, from August 1997 to June 2001. Prior to that, he held Chief Financial Officer positions at Waldorf Corporation, DataCard Corporation and Onan Corporation and was a Vice President at The Pillsbury Company. Mr. Priesmeyer began his career at Xerox Corporation.
As the chief executive officer and board member of a technology company in the semiconductor industry, Mr. Priesmeyer brings to our Board extensive leadership experience in corporate strategy, manufacturing, operations, technology and finance. In addition, Mr. Priesmeyer has held chief financial officer positions in both publicly held and private companies where he employed his expertise overseeing all global financial, mergers and acquisitions, and risk management functions on a daily basis. Mr. Priesmeyer provides a continuous improvement perspective towards Company financial performance and operations for the Board. He is also one of our Audit Committee financial experts.

Directors Whose Terms Expire in 2014:
Joseph T. Dunsmore, age 53
Mr. Dunsmore joined our Company in October 1999 as President and Chief Executive Officer and a member of the Board of Directors and was elected Chairman of the Board in May 2000. Prior to joining us, Mr. Dunsmore was Vice President of Access for Lucent Microelectronics, a telecommunications company now known as Agere Systems Inc., since June 1999. From October 1998 to June 1999, he acted as an independent consultant to various high technology companies. From February 1998 to October 1998, Mr. Dunsmore was Chief Executive Officer of NetFax, Inc., a telecommunications company. From October 1995 to February 1998, he held executive management positions at US Robotics and then at 3COM after 3COM acquired US Robotics in June 1997. Prior to that, Mr. Dunsmore held various marketing management positions at AT&T Paradyne Corporation from May 1983 to October 1995. Mr. Dunsmore is also a director of Analysts International Corporation.
Mr. Dunsmore has led our Company for more than 10 years. Under his leadership our Company has been repositioned in growth markets. As Chairman and Chief Executive Officer, he brings to the Board his thorough knowledge of our business, culture, strategy, people, operations, competition and financial position. Mr. Dunsmore provides demonstrated executive leadership and strategic vision.
Bradley J. Williams, age 51
Mr. Williams has been a member of our Board of Directors since June 2001. Since April 2008, Mr. Williams has been the President of Doextra Corporation, a value-added reseller of Customer Relationship Management (CRM) software. From February 2006 to April 2008, Mr. Williams served as the Vice President of Sales for Doextra Corporation. From October 2005 to February 2006, Mr. Williams was the President of Catalyst Resources, L.C., a management consulting firm specializing in business development for entrepreneurs and small business owners. Prior to that, Mr. Williams was the Vice President of Sales for On Demand Technologies, a provider of technology driven communications products, from February 2004 to October 2005. Mr. Williams was the President of Relationship Marketing, Inc., a provider of marketing communications solutions, from August 2003 to February 2004 and he previously served as Executive Vice President, Sales of Relationship Marketing commencing June 2002. In January 2000, Mr. Williams co-founded Raviant Networks, Inc., a provider of comprehensive software solutions and professional services to the telecommunications industry, where he served as its Chief Operating Officer from April 2000 until June 2002. He also served as a director of Raviant from April 2000 to August 2002. An involuntary Chapter 7 bankruptcy petition was filed against Raviant in October 2002 and was dismissed in March 2003. From August 1996 to December 1999, Mr. Williams worked for Integrated Network Solutions, a value-added reseller of hardware, software and network services, where he started a telecommunications consulting division that was eventually spun off as Raviant Networks.
Mr. Williams has had an extensive career as an entrepreneur and product innovator in the software solutions industry. As a senior executive officer of a software marketing company with extensive leadership experience in sales management and business development, Mr. Williams adds an important strategic and market perspective for the Board. The knowledge and experience Mr. Williams gained through various roles in the areas of business software systems, software strategy and product development are important to the future strategic direction of our Company.
Directors Whose Terms Expire in 2013:
Guy C. Jackson, age 69
Mr. Jackson has been a member of our Board of Directors since November 2003. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, he served as the audit partner on a number of public companies. Mr. Jackson also serves as a director and chair of the audit committees of Cyberonics, Inc. and Life Time Fitness, Inc. He is a former director of EpiCept Corporation and Urologix, Inc.
Mr. Jackson brings more than 35 years of finance, audit and accounting experience to the Board. Both as a director and as Chair of the Audit Committee, Mr. Jackson’s significant leadership and professional expertise in audit and finance provide a valuable perspective for the Board regarding financial processes, financial risk management and corporate governance. In addition, Mr. Jackson’s other outside board experiences provide a broad strategic and operating perspective that is valuable to the Board.

Ahmed Nawaz, age 62
Mr. Nawaz has been a member of our Board of Directors since October 2006. Mr. Nawaz was Executive Vice President, Wireless Solutions Group at Spansion Inc. from October 2010 until November 2011 when he resigned from his employment with Spansion Inc. In connection with his employment resignation, Mr. Nawaz offered to resign his directorship with us consistent with our Principles of Corporate Governance. Following deliberation, the Board of Directors determined not to accept Mr. Nawaz’s offer to resign and Mr. Nawaz withdrew his offer. From July 2009 to October 2010, Mr. Nawaz was Executive Vice President of Worldwide Sales, Marketing and Corporate Development at Spansion Inc. and from November 2006 to June 2009, he was Executive Vice President for the Wireless Solutions Division at Spansion Inc. On March 1, 2009, Spansion Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. Mr. Nawaz was a management consultant from January 2006 to November 2006. Prior to that, Mr. Nawaz was Executive Vice President, Worldwide Sales of Agere Systems Inc., a provider of integrated circuit solutions, from March 2001 to December 2005. Mr. Nawaz was President of Worldwide Sales, Strategy and Business Development, from April 2000 to March 2001 and President, Integrated Circuits Division, from June 1998 to April 2000 of Lucent’s Microelectronics and Communications Technologies Group. He joined AT&T in 1992 and moved to Lucent following its spin-off from AT&T in 1996. Mr. Nawaz was Vice President of Lucent’s Network Communications business unit from January 1996 to July 1998. While at AT&T, he was Vice President of the Applications business unit from 1994 to 1995. Prior to joining AT&T, Mr. Nawaz was at Texas Instruments where he was responsible for the personal computer business unit from 1990 to 1992 and also held various marketing and product management positions.
As a highly accomplished world-wide executive in the semiconductor and telecommunications industries, Mr. Nawaz has extensive leadership expertise in sales, marketing, distribution, industry strategy and international management. His valuable experiences leading and managing large global operations with semiconductor and wireless technologies give Mr. Nawaz particular insights and perspectives important to the Board for future direction of our Company. In addition, Mr. Nawaz’s executive multinational management experiences in sales and product management, particularly in Asia Pacific, lend global technology insights to the Board view of future strategic direction. As our Lead Director, Mr. Nawaz employs his extensive senior management and corporate governance experience in leading our Board of Directors.
Director Independence
None of the directors is related to any other director or to any executive officer of our Company. The Board of Directors has determined that Messrs. Jackson, Millard, Nawaz, Priesmeyer and Williams, who constitute a majority of the Board of Directors, are “independent directors” as defined in the applicable listing standards of the Nasdaq Stock Market (“Nasdaq”). In making the independence determinations, our Board of Directors considered the following relationship: Mr. Nawaz, who has served as a director of our Company since October 2006, was until November 2011, Executive Vice President, Wireless Solutions Group of Spansion Inc. During fiscal 2011, Digi purchased exclusively through independent third party distributors in the ordinary course of business an aggregate of approximately $176,000 of Spansion Inc. components and made sales to Spansion Inc. totaling an aggregate of approximately $1,000. Because the purchases were made through independent third party distributors and the purchases and the sales involving Spansion Inc. were immaterial in amount, the Board of Directors has determined that the transactions involving Spansion Inc. do not interfere with Mr. Nawaz’s exercise of independent judgment in carrying out his responsibilities as a director.
Board Leadership Structure
Our Company does not have a written policy with respect to separation of the roles of Chief Executive Officer and Chairman of the Board because our Board of Directors believes it is in the best interests of our stockholders to make that determination based on the applicable circumstances. The Board of Directors is currently led by Mr. Dunsmore in his role as Chairman of the Board. The Board has determined that having our Chief Executive Officer serve as Chairman of the Board is in the best interest of our stockholders at this time, in large part because the Chief Executive Officer is responsible for the daily management of the Company and the development and implementation of our corporate strategy and has regular contact and access to the people, information and resources necessary to facilitate the appropriate flow of information and to support the functions of the Board of Directors. Our independent non-employee directors have elected Mr. Nawaz from among themselves to serve as lead director to complement the Chairman of the Board’s role.
As our lead director, Mr. Nawaz: (i) presides as chair of meetings of the Board of Directors when the Chairman of the Board is absent; (ii) organizes, convenes and presides over executive sessions of the independent non-employee directors, (iii) serves as a liason between the Chairman of the Board and CEO and the independent directors, (iv) consults with the Chairman of the Board in establishing schedules and agendas for meetings of the Board of Directors, and (v) serves in such other capacities with such other duties as the independent non-employee directors may determine from time to time.

The Board of Directors has determined that this leadership structure is appropriate given the specific characteristics and circumstances of the Company because it strengthens the Board’s role in fulfilling its risk oversight and general oversight responsibilities and its fiduciary duties to our stockholders. Furthermore, our Company’s current leadership structure recognizes the depth of Company and industry experience of Mr. Dunsmore, and the need for a leader among independent non-employee directors in order to facilitate both compliance with listing requirements and communication among our independent directors and the Chairman of the Board and Chief Executive Officer.
The Board’s Role in Risk Oversight
The Board of Directors is actively involved in the oversight of risks facing our Company and endeavors to provide management with guidance on the mitigation of identified risks. While the Board of Directors generally is responsible for risk management, certain committees of the Board of Directors are responsible for specific areas of risk relating to their respective focuses:
•	Our Audit Committee is responsible for the oversight of financial risk relating to our consolidated financial statements, financial reporting processes and internal control over financial reporting.
•	Our Compensation Committee is responsible for the oversight of company-wide compensation risk and reviews on an annual basis whether the risks arising from our compensation policies and practices with respect to our employees generally are reasonably likely to have a material adverse effect on the Company.
•	Our Nominating and Governance Committee monitors the risks related to our governance structure, policies and procedures.
The chair of each committee is responsible for reporting to the full Board of Directors the activities of the committee, the significant issues that have been presented to or otherwise discussed by the committee, and the committee’s final determination with respect to such issues, as appropriate. By leveraging the particular competencies of its committees, the Board of Directors actively utilizes its leadership structure to administer its role in the risk oversight of the Company.
Risks Arising from Compensation Policies and Practices
Our management recently conducted an evaluation of the risks arising from our company-wide compensation policies and practices with respect to employees. Management prepared a report and analysis of our compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. In connection with its risk oversight role, our Compensation Committee reviewed management’s analysis and conclusions.
Committees of the Board of Directors and Meeting Attendance
The Board of Directors met nine times during fiscal 2011. All directors attended 100% of the meetings of the Board and of the Committees on which they served during fiscal 2011. We have an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Following is a description of the functions performed by each of these committees.
Audit Committee
Our Audit Committee presently consists of Messrs. Jackson (Chairman), Priesmeyer and Williams. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable Nasdaq listing standards and regulations of the SEC. The Board of Directors has determined that all members are financially literate as required by the applicable Nasdaq listing standards. In addition, the Board of Directors has determined that Messrs. Jackson, Williams and Priesmeyer have the financial experience required by the applicable Nasdaq listing standards and Messrs. Jackson and Priesmeyer are each an “audit committee financial expert” as defined by applicable regulations of the SEC. The Audit Committee oversees our accounting, internal controls and financial reporting process by, among other things, taking action to oversee the independence of and annual audit by the independent registered public accounting firm and selecting and appointing the independent registered public accounting firm. The Audit Committee met ten times during fiscal 2011. As discussed below under “Related Person Transaction Approval Policy”, the Audit Committee is also responsible for the review and approval or ratifications of transactions under our Related Person Transaction Approval Policy. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is available on the Investor Relations section of our website, www.digi.com. The Audit Committee reviews the Audit Committee Charter annually and may make additional recommendations to the Board of Directors for further revision of the Audit Committee Charter to reflect changing circumstances and requirements.

Compensation Committee
We have a Compensation Committee presently consisting of Messrs. Millard (Chairman), Jackson and Nawaz. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Compensation Committee determines the compensation of the Chief Executive Officer and all other executive officers. With respect to employees other than executive officers, the Compensation Committee oversees general compensation policies and reviews the annual incentive compensation structure. The Compensation Committee also oversees our benefit plans and administers the Digi International Inc. Stock Option Plan, the Digi International Inc. Non-Officer Stock Option Plan, the Digi International Inc. Employee Stock Purchase Plan and the Digi International Inc. 2000 Omnibus Stock Plan. The Compensation Committee met 11 times during fiscal 2011. The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, a copy of which is available on the Investor Relations Section of our website, www.digi.com. The Compensation Committee reviews the Compensation Committee Charter annually and may recommend to the Board of Directors revisions to the Compensation Committee Charter to reflect changing circumstances and requirements. The processes and procedures used by the Compensation Committee for considering and determining executive and director compensation are described below under “Executive Compensation — Compensation Discussion and Analysis” on pages 11 through 21.
Nominating and Governance Committee
We have a Nominating and Governance Committee, presently consisting of Messrs. Priesmeyer (Chairman), Millard and Williams. The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Nominating and Governance Committee selects candidates as nominees for election as directors, advises the Board of Directors about the appropriate composition of the Board of Directors and its committees and oversees corporate governance matters. The Nominating and Governance Committee met twice during fiscal 2011. The responsibilities of the Nominating and Governance Committee are set forth in the Nominating and Governance Committee Charter, a copy of which is available on the Investor Relations Section of our website, www.digi.com. The Nominating and Governance Committee reviews the Nominating and Governance Committee Charter annually and may recommend to the Board of Directors revisions to the Nominating and Governance Committee Charter to reflect changing circumstances and requirements.
Director Nominee Selection Process and Criteria
The Nominating and Governance Committee generally identifies director candidates based upon suggestions from current directors and senior management, recommendations by stockholders and/or use of a director search firm. Stockholders who wish to suggest qualified candidates should write to: Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343, Attention: Chairman, Nominating and Governance Committee. All recommendations should state in detail the qualification of such persons for consideration by the Committee and should be accompanied by an indication of the person’s willingness to serve. The Nominating and Governance Committee will consider candidates recommended by stockholders in the same manner that it considers all director candidates.
Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. We do not have a formal policy regarding the consideration of diversity in identifying director nominees. The Nominating and Governance Committee will consider, at a minimum, the following factors in nominating existing and potential new members of the Board of Directors, in addition to other factors it deems appropriate based on the current needs and desires of the Board of Directors:
•	demonstrated character and integrity, an inquiring mind, experience at a strategy/policy setting level, sufficient time to devote to our affairs, and high-level managerial experience;

•	whether the member/potential member is subject to a potentially disqualifying factor, such as, relationships with competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;
•	the member’s/potential member’s independence;
•	whether the member/potential member assists in achieving a mix of members on the Board of Directors that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience;
•	whether the member/potential member has general and strategic business management experience and financial experience with companies of a similar size that operate in the same general industry as us;
•	whether the member/potential member, by virtue of particular experience, technical expertise, or specialized skills, will add specific value as a member of the Board of Directors; and
•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service.
Stockholder Communications with the Board of Directors
Stockholders may communicate with the Board of Directors by addressing correspondence to Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343, Attention: Lead Director. Mr. Nawaz currently serves as the Lead Director. All such communications will be forwarded directly to the Chairman. The Chairman will forward communications directed at particular members of the Board of Directors directly to the particular members. Communications directed to the Board of Directors in general will be handled by the Lead Director.
We do not have a policy regarding attendance of members of the Board of Directors at annual meetings of our stockholders. One director attended the January 2011 Annual Meeting of Stockholders.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised entirely of independent, outside directors. No member of this committee was at any time during fiscal 2011 or at any other time an officer or employee of the Company or any of our subsidiaries or affiliates, or has had any relationship with our Company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board of Directors or on our Compensation Committee.
Report of the Audit Committee
The role of our Audit Committee, which is composed of three independent non-employee directors, is one of oversight of our management and our independent registered public accounting firm in regard to our financial reporting and our internal controls respecting accounting and financial reporting. The Audit Committee also considers and pre-approves any non-audit services provided by our independent registered public accounting firm to ensure that no prohibited non-audit services are provided by the independent registered public accounting firm and that the independent registered public accounting firm’s independence is not compromised. In performing its oversight function, the Audit Committee relies upon advice and information received in its discussions with our management and independent registered public accounting firm.
The Audit Committee has (i) reviewed and discussed our audited consolidated financial statements for the fiscal year ended September 30, 2011 with our management and with PricewaterhouseCoopers LLP, our independent registered public accounting firm; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T regarding communication with audit committees; and (iii) received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.

Based on the review and discussions with management and our independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the SEC.
Guy C. Jackson (Chairman)
William N. Priesmeyer
Bradley J. Williams
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis (sometimes referred to in this Proxy Statement as the “CD&A”):
•	Describes compensation philosophy, objectives and programs and contains details of actual and targeted compensation of our named executive officers (referred to elsewhere in this CD&A as “Named Executives”). These individuals include our Chief Executive Officer, Senior Vice President, Chief Financial Officer and Treasurer, Controller and Acting Principal Financial Officer and Acting Principal Accounting Officer (fiscal 2011 only), Senior Vice President, Global Sales and Marketing and Senior Vice President, Research and Development and Chief Technology Officer;
•	Describes the process used to determine our compensation program elements and targets;
•	Provides details of each element of our Named Executive compensation program, including targeted and actual compensation for fiscal 2011 and fiscal 2012.
Executive Summary
In fiscal 2011 our revenue increased 11.8%, operating income increased 71.2% and net income increased 23.2% versus fiscal 2010.
Our compensation philosophy is built on a foundation of pay-for-performance and rewards Named Executives for positive developments in the results of our Company and the price of our Common Stock over time. Below is a comparison of our total stockholder returns for the past one, three and five most recently completed fiscal years as compared to the median total stockholder returns for the same periods of our relevant peer group listed on page 14 and modified as noted below in footnote 1. Our total stockholder returns have been consistently above the median of the relevant peer group for each such period.
Data Source: Yahoo, Google

[1]	Total stockholder return (TSR) was calculated using the average stock price of the ten trading days up to and including September 30, 2011 for all periods presented. EMS Technologies was excluded for the purposes of determining the peer group median for each of the periods presented due to the acquisition of that company in August 2011. Communications Systems, Inc. was excluded because it declares dividends. BigBand Networks, Inc., Neutral Tandem, Inc., Orbcomm, Inc., and Shortel, Inc., were each excluded for purposes of determining the peer group median for the five year period because data was not available for the entire period.
Decisions regarding fiscal 2011 compensation for our Named Executives, as discussed in more detail in this CD&A, were made in accordance with our pay-for-performance philosophy and evaluated in light of available information regarding the compensation practices of our relevant peer group.
•	Base pay increases were consistent with general market practices and pay levels of our comparable peer group;
•	Total annual cash incentives were paid at 98% of target, consistent with our solid performance against annual financial metrics;
•	Stock option grants considered market practices and our fiscal 2010 performance against our goals, our relative performance against our peer group and our desire to incent Named Executives for the long-term with options that require our share price to increase to create value and align the interests of Named Executives with our stockholders.
As discussed in further detail in this CD&A, we believe we exercise sound executive compensation management practices, including:
•	Independent oversight of compensation programs through our Compensation Committee and their use of external consultants as needed;
•	Balanced compensation programs that emphasize pay-for-performance, alignment with stockholder value creation, and attraction and retention of key talent without placing undue emphasis on risk;
•	Competitive compensation levels that are supported by our peer group compensation practices; and
•	Multiple compensation program elements that emphasize short and long term business strategies and performance.
Compensation Philosophy
The philosophies that drive our compensation program design and objectives are:
•	Incent Named Executives to advance the Company’s business and financial objectives through a “pay-for-performance” culture that tightly ties the rewards of our Named Executives to the performance of the individual, the Company, and the price of our Common Stock.
•	Attract and retain qualified executive talent by providing compensation packages that are competitive with the relevant peer group.
•	Align Named Executive focus on Company financial performance and Shareholder value creation by providing balanced compensation programs. Balance is achieved through plans that reward for the advancement of long term strategic business objectives and annual financial objectives.
•	Ensure that the design of our compensation program does not encourage Named Executives to take unnecessary or undesirable risks.
Responsibility for Determining Executive Compensation
Our Compensation Committee (referred to in this CD&A as the “Committee”) reviews and approves all executive compensation programs and the specific compensation arrangements with each of our Named Executives. The Committee also provides general oversight of our compensation plans. The Committee is composed of three independent, non-employee directors as defined by the SEC and the NASDAQ Global Select Market. The Committee maintains responsibility for overseeing the independence of any compensation consultant that it retains. A brief summary of the role of the Committee is found in “Committees of the Board of Directors and Meeting Attendance” in this Proxy Statement.

The Committee regularly has retained the services of a third party consultant to provide guidance and recommendations on compensation strategy, program design, peer group selection, and market compensation trends. In certain years, the Committee has utilized this third party consultant to compute peer group and/or larger market compensation levels. In other years, the Committee has utilized the Vice President of Human Resources to provide this peer group or larger market compensation level data. Most recently, the Committee has retained Pearl Meyer & Partners (referred to sometimes in this Proxy Statement as “Pearl Meyer”). The consultant was retained by the Committee and has worked with our Vice President of Human Resources to provide accurate analysis to the Committee, but does not work directly with any of the Named Executives. Our management also has utilized Pearl Meyer to purchase industry compensation surveys to help assess compensation trends for our overall employee population, the value of which is below $10,000. Pearl Meyer provides no other services to us and the Committee believes that Pearl Meyer is independent.
Members of management participate in Committee meetings at the Committee’s request. Our Vice President of Human Resources contributes analysis on market trends and peer group compensation levels to the Committee. Our Chief Executive Officer provides recommendations on the compensation of other Named Executives.
Compensation Determination Process
Compensation targets are set for each Named Executive based on a number of factors, including:
•	Compensation levels of comparable positions at companies in our targeted peer group and our broad technology industry with comparable annual revenues, and compensation of each Named Executive relative to that of our other executives other than our Chief Executive Officer;
•	Each Named Executive’s performance against annual objectives;
•	The qualifications of the Named Executive and the potential for development and positive performance in the future;
•	The achievement of strategic goals to which the Named Executives are held accountable;
•	The recommendations of the Chief Executive Officer (except with respect to his own compensation); and
•	Current financial conditions and goals of the Company.
Compensation Benchmarking
To determine a range of competitive compensation for comparable jobs, the Committee reviews compensation data for a targeted group of peer companies. The Committee also has considered third party survey data of companies in our broad technology industry category with comparable annual revenues to supplement peer group data.
Cash Compensation
The Committee generally sets base salaries for Named Executives to fall between the 25th and 60th percentile of comparable positions at peer group companies. Determination of the base salary level is based on the compensation determination factors listed above, with specific focus on the nature of the position, the Named Executives’ skills and potential, and past performance results. Currently, the base salaries of our Named Executives (other than Ms. Mueller who served as our interim Chief Financial Officer for approximately two months of fiscal 2011) comprise 50% to 65% of their total annual cash compensation target, which places considerable emphasis on annual incentive compensation. This supports our pay-for-performance philosophy as Named Executives will need to meet or exceed Company financial targets to realize their full annual compensation potential.

Total cash compensation, when earned, typically will result in Named Executive total cash compensation falling on average between the 50th and 75th percentile of the comparable peer group positions if all financial metrics associated with annual incentive compensation are achieved or exceeded. Actual total cash compensation for Named Executives has fallen as low as the 25th percentile in past years in reflection of our performance against financial targets. In fiscal 2011, Named Executives earned 98% of their total annual cash incentives as our Company performed well against its targets.
Equity Compensation
The Committee awards stock options to Named Executives based on the following factors:
•	The value of equity awards within our peer group for comparable positions. The Committee considers ranges of equity between the 25th and 75th percentile;
•	Each Named Executive’s past performance and potential for Executive to contribute to Company success in the future; and
•	The strategic impact of the Named Executive’s position and necessity to retain the Named Executive.
Actual stock option awards for Named Executives in fiscal 2011 and fiscal 2012 have fallen between peer group 50th and 75th percentile.
Fiscal 2011 Compensation Benchmarking
For fiscal 2011, the Committee considered a competitive analysis report prepared by Pearl Meyer that reviewed the base salary, annual cash incentives and long-term equity incentive elements and levels for our Named Executives against comparable positions in our peer group. The peer group was updated in fiscal 2011 as part of a regular review of the appropriateness of the companies in the group. The update process was conducted and provided by Pearl Meyer. They provided potential peer group candidates with technology industry/product similarity, comparable annual revenues, and comparable market capitalization. The Committee selected the final peer group from the recommendations made during this process. The fiscal 2011 peer group included all of the companies listed below in the fiscal 2012 peer group with the addition of Adaptec (who was removed in fiscal 2012 due to the acquisition of that company). The Committee considered this competitive analysis report, in addition to the compensation determination factors described above, to determine the appropriate base salary, annual cash incentive targets and equity incentive awards for fiscal 2011.
Fiscal 2012 Compensation Benchmarking
For fiscal 2012, the Committee reviewed a competitive analysis of the base salary, annual cash incentives and equity incentive elements and levels for our Named Executives. This assessment was compiled and presented by our Vice President of Human Resources and consisted of:
1.	A review of our fiscal 2011 peer group and industry review to assess whether modifications were appropriate based on acquisitions or significant changes in the financial metrics of the companies in our peer group. Due to the acquisition of Adaptec, they were removed from the peer group. No other changes were made and the resulting fiscal 2012 peer group consists of the following companies:

Anaren, Inc.	Network Equipment Technologies, Inc.
BigBand Networks, Inc.	Neutral Tandem, Inc.
CalAmp Corp.	Oplink Communications, Inc.
Communications Systems Inc.	Orbcomm, Inc.
Echelon Corp.	Seachange International, Inc.
EMS Technologies Inc.	Shoretel, Inc.
Extreme Networks Inc.	Sierra Wireless, Inc.
Globecomm Systems, Inc.	Silicon Laboratories, Inc.
Ixia	Symmetricom, Inc.
Network Engines, Inc.

2.	A comparison of our compensation elements and levels against the fiscal 2012 peer group to determine our overall market percentile position on each element as well as our total cash compensation and total equity compensation.
3.	A comparison of our compensation elements and levels against a broader industry survey group as reported by Radford and Associates, an independent third party compensation survey. This survey data contained competitive information for high technology companies in our broader industry category with a median revenue of approximately $180 million. This broader survey data was used in conjunction with the peer group data for executive positions that did not have sufficient matches within our peer group.
Compensation Program Elements
Total Cash Compensation
To determine the allocation of cash compensation among each of our cash compensation program elements, we consider the practices of companies within our peer group as well as our compensation philosophy of maintaining a strong pay for performance environment. The portion of the Named Executive’s total cash compensation dependent on annual incentive will differ by position. For instance, while we want our Chief Financial Officer to be concerned with our financial performance, an important part of his job is to oversee our financial controls and reporting. As such, his targeted level of annual incentive is lower than that of other Named Executives.
The target total cash compensation for Named Executives in fiscal 2011 was:

			Target Annual
	Annual Base	Target Annual	Cash Incentive as	Target Total Cash
Name	Salary ($)	Cash Incentive ($)	% of Base Salary	Compensation ($)
Joseph T. Dunsmore	422,250	422,250	100%	844,500
Steven E. Snyder [1]	275,000	150,000	55%	425,000
Lawrence A. Kraft	237,750	237,750	100%	475,500
Joel K. Young	241,000	193,000	80%	434,000
Brenda L. Mueller	171,244	51,371	30%	222,615

[1]	Mr. Snyder commenced employment on November 30, 2010. These amounts reflect his annualized base salary, target cash incentive, and target total cash compensation rather than actual base salary, target annual cash incentive or target total cash compensation for the partial year.
After a review of our compensation targets against peer group and broader survey group practices, cash compensation targets for Named Executives for fiscal 2012 were set at:

			Target Annual
	Annual Base	Target Annual	Cash Incentive as	Total Target Cash
Name	Salary ($)	Cash Incentive ($)	% of Base Salary	Compensation ($)
Joseph T. Dunsmore	436,000	436,000	100%	872,000
Steven E. Snyder	281,000	153,000	54%	434,000
Lawrence A. Kraft	243,500	243,500	100%	487,000
Joel K. Young	268,000	179,000	67%	447,000
Base Salaries
Base salary levels reflect the Committee’s compensation philosophy of favoring compensation that is contingent on the achievement of performance objectives while providing a market competitive level of salary that will allow us to attract and retain talent. This translates to base salary levels for our Named Executives that fall between the 25th and 60th percentile of our peer group. Base salaries are reviewed annually but are not automatically increased. Adjustments are approved by the Committee based upon changes in competitive market data and the compensation determination factors listed earlier in this CD&A.

Base salaries for Named Executives increased in fiscal 2011 from 3% to 5%. The Committee took no action with Ms. Mueller’s compensation in fiscal 2011 during the period that she served as Acting Principal Financial Officer and Acting Principal Accounting Officer.
For fiscal 2012, the Committee increased the base salary of Mr. Dunsmore by 3.1%, Mr. Snyder by 2.1%, Mr. Kraft by 2.3%, and Mr. Young by 11.2%. The increase to Mr. Young included a reallocation of his base and incentive compensation percentages to reduce the amount of his total targeted cash compensation allocated to incentive compensation. This action was a result of the competitive analysis and consistent with the practices for annual incentive targets for comparable positions within the peer group and the broader industry.
Annual Cash Incentives
Our annual cash incentive program provides Named Executives the opportunity to receive quarterly and annual cash incentive payments depending on the degree to which we achieve quarterly and annual financial goals. This incentive typically has been divided into one or more specific financial metrics. Each metric has a minimum threshold of performance against goal required for any payment, and a maximum payment opportunity. Each metric is measured independently such that achievement of the minimum goal for any metric will trigger a payment. Annual cash incentives are paid annually following the release of our audited consolidated financial statements. Quarterly cash incentives are paid quarterly upon the release of our quarterly unaudited consolidated financial statements.
Cash incentive plan metrics and potential cash incentive amounts are determined by the Committee near the start of each fiscal year based upon elements of our board-approved business plan for that year. In some years, the metrics have included other objective measurements of quarterly or annual financial success as the Committee determines to approve. The Committee approves plan elements and targets that they believe will support continued growth and creation of shareholder value.
The annual cash incentive component pays out based on performance if the Named Executive remains employed with us for the full year. A pro-rated cash incentive is paid based on the number of months of service during the year and our actual financial performance against plan, in the event we terminate the employment of a Named Executive without cause during the year.
The Committee also reserves the right to award discretionary cash bonuses based upon its assessment of a Named Executive’s performance and contributions.
Fiscal 2011 Incentive Compensation
For fiscal 2011, the Committee set a cash incentive plan for Named Executives, other than Ms. Mueller who served part of the year as our Acting Principal Financial Officer and Acting Principal Accounting Officer, on performance against quarterly and annual revenue and earnings before taxes, depreciation and amortization (EBTDA) goals, which were deemed to be aggressive but attainable. Forty percent (40%) of the annual cash incentive was dependent on achievement of quarterly financial goals, 30% dependent on achievement of annual revenue goal and 30% dependent on achievement of annual EBTDA goal. The 40% tied to quarterly financial performance divided equally between quarterly revenue and EBTDA goals, resulting in 5% of target incentive tied to each quarter’s revenue and EBTDA goals. There was a minimum achievement of 80% required to earn any payment for a financial component on both the quarterly and annual components. The plan also contained an opportunity to earn up to 120% of the target incentive amount tied to each quarterly component for overachievement of the goal and up to 150% of the target incentive amount tied to each annual component for overachievement of the goals. The EBTDA components of the annual cash incentive plan are set and measured on EBTDA exclusive of the impact of any acquisition we may complete during the fiscal year. Ms. Mueller was our Acting Principal Financial Officer and Acting Principal Accounting Officer from October 1, 2010 to November 30, 2010 and participated in our annual incentive plan that applies to non-executive employees. Payment under this plan is dependent on performance against individual performance goals and performance against annual revenue and EBTDA goals. The individual performance goal component was weighted 50% and the annual revenue and EBTDA goals weighted 25% each. Ms. Mueller could earn up to 150% of the target incentive amount tied to annual revenue and EBTDA components based on overachievement of these goals. The EBTDA component is set and measured on EBTDA exclusive of the impact of any acquisition we may complete during the fiscal year.

The cash incentive plan metrics and achievement percentages for the 2011 plan for Named Executives other than Ms. Mueller were:

				Percent of				Percent of
	Revenue	Actual		Incentive		Actual		Incentive
	Goal	Revenue		Target tied	EBTDA[1]	EBTDA[1]		Target tied
	(in	(in		to this	Goal (in	(in		to this
Quarter	000’s)	000’s)	Revenue	Component	000’s)	000’s)	EBTDA	Component
Ended	($)	($)	Achievement	Earned	($)	($)	Achievement	Earned
12/31/2010	47,900	48,334	100.9%	101.8%	5,221	5,094	97.6%	95.2%
3/31/2011	50,100	49,716	99%	98%	5,552	5,916	107%	114%
6/30/2011	52,700	54,274	103%	106%	7,090	8,083	114%	120%
9/30/2011	56,300	51,836	92%	84%	8,151	6,598	81%	71%

				Percent of				Percent of
		Actual		Incentive		Actual		Incentive
	Revenue	Revenue		Target tied	EBTDA[1]	EBTDA[1]		Target tied
Fiscal	Goal (in	(in		to this	Goal (in	(in		to this
Year	000’s)	000’s)	Revenue	Component	000’s)	000’s)	EBTDA	Component
Ended	($)	($)	Achievement	Earned	($)	($)	Achievement	Earned
9/30/2011	207,000	204,160	99%	98%	26,014	25,692	99%	98%

[1]	EBTDA can be calculated from our audited financial statements by adding depreciation of property, equipment and improvements plus amortization of identifiable intangible assets and other assets, both of which are located on the Consolidated Statements of Cash Flows, to income before income taxes, located on the consolidated Statements of Operations. EBTDA net of the impact of acquisitions made during the current fiscal year is calculated by subtracting that portion of EBTDA pertaining to income before taxes, depreciation and identifiable intangible assets amortization for businesses acquired in the current fiscal year from the consolidated EBTDA. The Company uses this metric because it believes it provides a clear view of operations that were ongoing throughout the entire fiscal year as well as a better comparison of performance year over year. We completed no acquisitions in fiscal 2011.
The actual incentives earned for fiscal 2011 were:

										Percent
			Total Target		Actual	Total Target		Actual		of
	Target		Incentive		Incentive	Incentive		Incentive	Actual	Target
	Annual		Tied to		Earned for	Tied to		Earned for	Annual	Annual
	Cash		Quarterly		Quarterly	Annual		Annual	Cash	Cash
	Incentive		Performance		Performance	Performance		Performance	Incentive	Incentive
Name	($)		($)		($)	($)		($)	($)	Earned
Joseph T. Dunsmore	422,250		168,900		166,789	253,350		248,283	415,072	98.3%
Steven E. Snyder	125,600	[1]	50,000	[1]	49,400	75,600	[1]	74,088	123,488	98.3%
Lawrence A. Kraft	237,750		95,100		93,912	142,650		139,797	233,709	98.3%
Joel K. Young	193,000		77,200		76,236	115,800		113,484	189,720	98.3%

[1]	This represents a pro-rated amount based on Mr. Snyder’s employment date with the Company of November 30, 2010. Mr. Snyder’s annualized cash incentive target was $150,000, of which the total quarterly performance components were $60,000 and the total annual performance component was $90,000.

The cash incentive plan metrics and achievement percentages for the financial component of Ms. Mueller’s fiscal 2011 plan were:

				Percent of				Percent of
		Actual		Incentive		Actual		Incentive
	Revenue	Revenue		Target tied	EBTDA	EBTDA		Target tied
Fiscal	Goal (in	(in		to this	Goal (in	(in		to this
Year	000’s)	000’s)	Revenue	Component	000’s)	000’s)	EBTDA	Component
Ended	($)	($)	Achievement	Earned	($)	($)	Achievement	Earned
9/30/2011	207,000	204,160	99%	98%	26,014	25,692	99%	98%
The actual incentive earned for fiscal year 2011 was:

			Actual	Total Target	Actual
		Total Target	Incentive	Incentive	Incentive		Percent of
	Target	Incentive Tied	Earned for	Tied to	Earned for	Actual	Target
	Annual	to Individual	Individual	Annual	Annual	Annual	Annual
	Cash	Performance	Performance	Financial	Financial	Cash	Cash
	Incentive	Against	Against	Performance	Performance	Incentive	Incentive
Name	($)	Objectives ($)	Objectives ($)	($)	($)	($)	Earned
Brenda L. Mueller	51,373	25,686	25,686	25,687	25,173	50,859	99%
The cash incentive plan payments earned in fiscal 2011 reflect our strong performance against key financial measurements and support our pay for performance philosophy. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2011 Annual Report on Form 10-K filed with the SEC.
Fiscal 2012 Cash Incentives
For fiscal 2012, the Committee established an annual cash incentive plan for Named Executives based on achievement of quarterly and annual revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) goals. As in fiscal 2011, 40% of the annual cash incentive is dependent on achievement of quarterly financial goals, 30% dependent on achievement of annual revenue goal and 30% dependent on achievement of annual EBITDA goal. The 40% tied to quarterly financial performance is divided equally between quarterly revenue and EBITDA goals, resulting in 5% of target incentive tied to each quarter’s revenue and EBITDA goals. There is a minimum achievement of 80% required to earn any payment for a financial component on both the quarterly and annual components. The plan also contains an opportunity to earn up to 120% of the target incentive amount tied to each quarterly component for over-achievement of the goal and up to 150% of the target incentive amount tied to each annual component for over-achievement of the goals. The EBITDA components of the annual cash incentive plan are set and will be measured on EBITDA exclusive of the impact of any acquisition we may complete during the fiscal year.
These quarterly and annual financial objectives, approved by the Committee, are considered confidential commercial and financial data, the disclosure of which would result in competitive harm to the Company. The quarterly objectives were determined after taking into account historical seasonal patterns in quarterly performance and projected revenue opportunity. The annual targets are a sum of the quarterly targets. These objectives are deemed to be aggressive, but attainable.

Equity Incentive Compensation
Equity incentive compensation, in the form of stock options, is designed to reward demonstrated performance and leadership, motivate future superior performance that drives overall Company growth, align the interests of the Named Executive with our shareholders, and allow us to attract and retain talent through the long-term reward potential of this program. We currently provide non-statutory stock options as our only equity vehicle. Stock option awards are made to Named Executives annually and on other dates that correspond to the Named Executive’s start date with us, promotions or, in rare cases, an extraordinary performance award. Stock option grant amounts have historically been based upon competitive equity compensation within our peer group and/or survey group along with individual factors listed above. Existing ownership levels are generally not a factor in award determinations as we do not want to discourage Named Executives from accumulating Digi stock; however, the Committee may take into consideration an Named Executive’s previous option awards and approve larger awards to newer Named Executives with fewer options by reason of their shorter tenure.
Stock options have an exercise price equal to the closing price of a share of Digi Common Stock on the grant date. As a result, stock options only have value to the extent the price of Digi stock on the date of exercise exceeds the exercise price on grant date. For this reason the Committee believes that stock options are a motivational tool to drive shareholder value.
Generally stock options granted become exercisable as to one-fourth of the shares beginning one year after the grant date and in 36 monthly installments as to the remainder, and have a maximum ten-year term. This vesting schedule aids us in retaining our Named Executives and motivating long-term performance. Under our current practice, options awarded to our Named Executives include a provision for accelerated vesting upon the permanent disability or death of the executive or upon a change in control. From time to time, at the discretion of the Committee, a stock option grant may contain different terms for vesting or term if the Committee deems, that by doing so, we will better achieve our compensation objectives.
The exercise price of each stock option awarded to the Named Executives and other employees under our equity incentive plans is the closing price of Digi stock on the date of grant. Grants generally are made annually on a date after we announce earnings for our fiscal fourth quarter and full fiscal year. Awards for new hires and for promotions and other performance-related awards are also made during the course of the year on a date after we have announced quarterly earnings. In all instances, the grant date for awards is on a date when the Company’s trading window is open.
Fiscal 2011 Equity Awards
In fiscal 2011, the following equity awards were made to our Named Executives. To determine the size of these awards, the Committee reviewed equity and long term incentive practices of equivalent positions within our peer group positions. The value of the awards were deemed to fall between the 50th and 75th percentile of peer group reported equity and long term incentive actual awards for the most recent fiscal year. The selection of the value of each award between the 50th and 75th percentile was based on compensation determination factors listed above, most notably, individual performance, long-term potential and retention goals.

Name	Option Award
Joseph T. Dunsmore	190,000
Lawrence A. Kraft	70,000
Joel K. Young	70,000
Ms. Mueller completed her assignment as Acting Principal Financial Officer and Acting Principal Accounting Officer on November 30, 2010. She received a stock option award for 6,000 shares, an amount proposed by management as being commensurate with the Controller position on November 30, 2010.
In addition, Mr. Snyder received a new hire option of award of 150,000 shares upon his hire with the Company on November 30, 2010.

Fiscal 2012 Equity Awards
For fiscal 2012, the Committee reviewed equity and long term incentive practices of equivalent positions within our peer group positions, and for certain positions, the practices within the broader survey group. The Committee approved option awards that were deemed as falling between the 50th and 60th percentile of peer group and broader survey group reported equity and long term incentive actual awards for the most recent fiscal year. The selection of award size between the 50th and 60th percentile was based on the factors listed above, most notably, individual performance, long-term potential and retention goals. This resulted in the following option awards on November 22, 2011:

Name	Option Award
Joseph T. Dunsmore	165,000
Steven E. Snyder	60,000
Lawrence A. Kraft	60,000
Joel K. Young	60,000
Other Compensation
We provide our Named Executives with perquisites and benefits that we believe are reasonable and aligned with our overall Executive compensation program objectives. Named Executives receive the same benefits that are available to all regular full-time employees with the sole addition of a $500,000 supplemental life insurance policy. The Company purchases season tickets for certain sporting events for marketing purposes. Named Executives, along with other regular full-time employees, may be entitled to the use of these tickets when they remain unused for business related purposes.
As described below in the section entitled “Employment Contracts; Severance; Termination of Employment and Change-in-Control Arrangements”, we have entered into severance arrangements with Named Executives to align their interests with shareholders and attract and retain executives by providing contractual arrangements that address the consequences of significant organizational changes.
Assessing Risk in our Executive Compensation Program
The Committee reviews an annual compensation plan risk assessment provided by management. This assessment includes a review of each cash and equity incentive compensation plans within the Company, a discussion on potential risks, and a review of any process controls for effective plan administration. The Committee believes it has implemented an Executive compensation program that provides our Named Executives with incentives to drive business and financial results, but not in a manner that encourages excessive or unnecessary risk taking behaviors. This is demonstrated by the following design features:
•	Having base salaries that are competitive;
•	Utilizing a rigorous planning process to establish financial performance metrics for our annual cash incentive plan that are challenging but achievable;
•	For our annual cash incentives, utilizing more than one financial metric with an opportunity for payment under each component without regard to the performance of the other. In addition each component has a minimum and maximum payment that can be earned. This assures Named Executives are not focused on limited aspects of business performance; and
•	Providing Named Executives with an opportunity for an annual stock option award that each vest over a period of four years. This equity accumulation opportunity incents Named Executives to take actions that promote longer term sustainability of our business.

Employment Agreements and Change-in-Control Provisions
As discussed in greater detail under “Employment Contracts; Severance; Termination of Employment and Change-in-Control Arrangements” on page 26, the Company and our Chief Executive Officer, Mr. Dunsmore, are parties to an employment agreement. That agreement provides that, if we terminate Mr. Dunsmore’s employment without cause: (1) he will receive a lump sum equal to one year’s base salary and commencing, 12 months after termination, he will receive monthly base salary payments for an additional year (for a total of two years); and (2) in addition to the base salary continuation for two years, Mr. Dunsmore will receive a pro rata bonus based on the number of months that he was employed by us during the year in which his employment was terminated and our actual performance against the annual objectives set by the Committee. Mr. Dunsmore’s stock options vest upon a change in control of our Company.
We also have severance agreements with our other Named Executives, other than Ms. Mueller. See “Employment Contracts; Severance; Termination of Employment and Change-in-Control Arrangements” on pages 26-27. Each of these Named Executives has a letter agreement that provides that if his employment is terminated by us without cause at any time, he will be entitled to receive severance equal to one year’s base salary and a bonus (if earned) that will be based on the number of months of service during the fiscal year and our actual financial performance against plan as determined through their annual cash incentive compensation plan.
We also have awarded stock options containing a provision for accelerated vesting upon a change in control of our Company for all options granted to Mr. Dunsmore. For Messrs. Young and Kraft, this provision is included with awards made on or after November 26, 2007. Mr. Snyder has received this provision for all awards made on or after his date of employment with the Company.
Accounting and Tax Impacts of Executive Compensation
Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility.
Our Committee considers our ability to fully deduct compensation in accordance with the one million dollar limitations of Section 162(m) in structuring our compensation programs. However, the Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and our shareholders.
We believe none of our Named Executives have been compensated in a manner that would be non-deductible under Section 162(m), although for fiscal 2011 and 2012 the Committee established performance-based goals for our Chief Executive Officer which, if achieved, would result in annual base salary and other cash compensation exceeding the one million dollar deductible maximum.
Report of the Compensation Committee
The Compensation Committee has reviewed the above Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in Digi’s Annual Report on Form 10-K for the year ended September 30, 2011 and this Proxy Statement. This report is provided by the following independent directors, who comprise the Compensation Committee:
Kenneth E. Millard (Chairman)
Guy C. Jackson
Ahmed Nawaz

Summary Compensation Table
The following Summary Compensation Table contains information for the last three fiscal years concerning all compensation provided to the individuals who served at any time during our fiscal 2011 as Chief Executive Officer or Chief Financial Officer as well as our other two executive officers (whom we have referred to in the CD&A and here as the “Named Executives”).
Summary Compensation Table

				Non-Equity
				Incentive Plan	All Other
		Salary	Option Awards	Compensation	Compensation
Name and Principal Position	Year	($)[1]	($)[2]	($)[3]	($)[4]	Total ($)
Joseph T. Dunsmore Chairman of the Board, President	2011	422,250	751,602	415,072	10,291	1,599,215
and Chief Executive Officer	2010	406,000	607,966	121,496	9,799	1,145,261
	2009	406,000	493,155	16,991	10,229	926,375
Steven E. Snyder Senior Vice President, Chief	2011	231,635	572,730	123,488	11,311	939,164
Financial Officer and Treasurer [5]
Lawrence A. Kraft Senior Vice President of Sales and	2011	237,750	276,906	233,709	10,643	759,008
Marketing	2010	226,500	213,610	67,782	11,346	519,238
	2009	226,500	164,385	9,479	9,391	409,755
Joel K. Young Senior Vice President of Research	2011	241,000	276,906	189,720	10,781	718,407
and Development, and Chief	2010	234,000	213,610	56,111	11,189	514,910
Technical Officer	2009	234,000	164,385	7,847	9,377	415,609
Brenda L. Mueller Acting Principal Financial Officer,	2011	171,244	23,735	52,773	7,605	255,357
Acting Principal Accounting	2010	165,000	19,718	37,459	6,619	228,796
Officer [6]

[1]	The “Salary” column presents the pre-tax base salary earned during the fiscal year.

[2]	The “Option Awards” column presents the aggregate grant date fair value of stock option awards granted in the respective year as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using a Black-Scholes option valuation model. We calculated these amounts based on the grant date fair value of the awards using the valuation assumptions set forth in Note 11 to our fiscal 2011 audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

[3]	The “Non-Equity Incentive Plan Compensation” column presents cash bonuses earned during fiscal 2009, 2010 and 2011 under our annual cash incentive plan.

[4]	Amounts shown in the “All Other Compensation” column include the following*:

			Value of
		Digi	Supplemental Life
		Contribution to	Insurance Premiums
Name	Year	401(k) Plan ($)	($)	Total ($)
Joseph T. Dunsmore	2011	9,806	485	10,291
	2010	9,314	485	9,799
	2009	9,744	485	10,229
Steven E. Snyder	2011	9,823	1,488	11,311
Lawrence A. Kraft	2011	10,403	240	10,643
	2010	11,106	240	11,346
	2009	9,151	240	9,391
Joel K. Young	2011	10,491	290	10,781
	2010	10,899	290	11,189
	2009	9,087	290	9,377
Brenda L. Mueller	2011	7,605	—	7,605
	2010	2,546	—	2,546

*	In addition to the amounts set forth above, our Named Executives received perquisites for which there was no incremental cost to our Company. These perquisites include use of season tickets at certain venues that Digi subscribes for or leases for business-related entertainment. Tickets for individual events that remain unused by Digi for business-related entertainment are periodically made available to Named Executives and other employees for personal use. However, as such subscriptions and leases are made for entire seasons or annual periods rather than individually by event, there is no incremental cost to Digi associated with periodically providing such tickets for personal use.

[5]	Effective November 15, 2010, Steven E. Snyder was elected to the position of Senior Vice President, Chief Financial Officer and Treasurer. Effective upon his commencement of employment on November 30, 2010, he received a new hire option grant of 150,000 shares.

[6]	Effective May 7, 2010, Brenda L. Mueller, the Company’s Corporate Controller, was elected to the additional positions of Acting Principal Financial Officer and Acting Principal Accounting Officer, positions she held until November 30, 2010.
Grants of Plan-Based Awards
For services during fiscal 2011, the Named Executives received two types of plan-based awards: (i) cash awards under the annual incentive plan, and (ii) non-qualified stock option awards granted on November 23, 2010. Each stock option vests as to 25% of the shares subject to the option one year after the date of grant and in 36 monthly installments thereafter as to the rest of the shares, has a ten year term, and has an exercise price equal to the closing price of a share of our Common Stock on the date of grant. The annual incentive plan is described on pages 11 through 21 in the “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal 2011

					All Other
					Option
					Awards:
					Number of	Exercise or	Grant Date
					Securities	Base Price	Fair Value
		Estimated Future Payouts Under Non-			Underlying	of Option	of Option
	Grant	Equity Incentive Plan Awards[1]			Options	Awards	Awards
Name	Date	Threshold($)	Target($)	Maximum($)	(#)	($/Sh)[2]	($)[3]
Joseph T. Dunsmore	11/23/10	295,575	422,250	709,380	190,000	9.68	751,602
Steven E. Snyder	11/30/10	105,000	150,000	252,000	150,000	9.60	572,730
Lawrence A. Kraft	11/23/10	166,425	237,750	399,420	70,000	9.68	276,906
Joel K. Young	11/23/10	135,100	193,000	324,240	70,000	9.68	276,906
Brenda L. Mueller	11/23/10	0.00	53,306	79,959	6,000	9.68	23,735

[1]	These columns present possible payments under the annual incentive plan for fiscal 2011. See the Summary Compensation Table for fiscal 2011 (under the column “Non-Equity Incentive Plan Compensation”) for the actual amount paid to each Named Executive under the fiscal 2011 annual incentive plan. Threshold refers to the minimum amount payable if all three of the annual incentive plan components performed at the minimum threshold level required to earn any incentive. Target refers to the amount payable under all components if specified targets are reached. Maximum refers to the maximum payout possible under the plan.

[2]	The exercise price for the options granted was the closing price of our Common Stock on the Nasdaq Global Select Market on November 23, 2010, the date the options were granted, in the case of Messrs. Dunsmore, Kraft, Young and Ms. Mueller. In the case of Mr. Snyder, his new hire options were granted on November 30, 2010.

[3]	This column shows the full grant date fair value under authoritative guidance issued by FASB ASC Topic 718, Compensation — Stock Compensation of the stock options granted to the Named Executives in fiscal 2011.
Outstanding Equity Awards at Fiscal 2011 Year-End
The table below provides information on each Named Executive’s outstanding equity awards as of September 30, 2011. The equity awards consist solely of stock options.

Outstanding Equity Awards at Fiscal 2011 Year-End

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option
		Options	Options	Exercise	Option
		(#)	(#)	Price	Expiration
Name	Grant Date	Exercisable	Unexercisable[1]	($)	Date
Joseph T. Dunsmore	11/23/10	—	190,000	9.68	11/23/20
	11/24/09	84,792	100,208	8.03	11/24/19
	11/25/08	106,250	43,750	8.49	11/25/18
	11/27/07	86,250	3,750	15.23	11/27/17
	9/27/05	80,000	—	10.44	9/27/15
	9/07/04	80,000	—	10.78	9/07/14
	11/05/03	60,000	—	9.65	11/05/13
Total		497,292	337,708
Steven E. Snyder	11/30/10	—	150,000	9.60	11/30/20
Total		—	150,000
Lawrence A. Kraft	11/23/10	—	70,000	9.68	11/23/20
	11/24/09	29,792	35,208	8.03	11/24/19
	11/25/08	35,417	14,583	8.49	11/25/18
	11/27/07	33,542	1,458	15.23	11/27/17
	11/27/06	35,000	—	13.41	11/27/16
	11/28/05	35,000	—	12.73	11/28/15
	11/22/04	30,000	—	14.74	11/22/14
	11/05/03	14,000	—	9.65	11/05/13
Total		212,751	121,249
Joel K. Young	11/23/10	—	70,000	9.68	11/23/20
	11/24/09	29,792	35,208	8.03	11/24/19
	11/25/08	35,417	14,583	8.49	11/25/18
	11/27/07	33,542	1,458	15.23	11/27/17
	11/27/06	35,000	—	13.41	11/27/16
	11/28/05	25,000	—	12.73	11/28/15
	11/22/04	25,000	—	14.74	11/22/14
	11/05/03	20,000	—	9.65	11/5/13
	11/06/02	18,000	—	2.40	11/6/12
Total		221,751	121,249
Brenda L. Mueller	11/23/10	—	6,000	9.68	11/23/20
	11/24/09	2,750	3,250	8.03	11/24/19
	11/25/08	4,604	1,896	8.49	11/25/18
	11/27/07	7,188	312	15.23	11/27/17
	11/27/06	12,500	—	13.41	11/27/16
	11/28/05	10,000	—	12.73	11/28/15
	11/22/04	7,500	—	14.74	11/22/14
	11/05/03	10,000	—	9.65	11/05/13
	11/06/02	5,000	—	2.40	11/06/12
Total		59,542	11,458

[1]	All options vest as to 25% of the shares one year after the date of grant and in 36 equal monthly installments thereafter as to the rest of the shares.

Options Exercised and Stock Vested During Fiscal 2011
The table below provides information regarding stock option exercises by the Named Officers during the fiscal year ended September 30, 2011. None of the Named Executive Officers had any other form of stock award that vested during the most recent fiscal year.
Option Exercises and Stock Vested During Fiscal 2011

	Option Awards
	Number of Shares
	Acquired on Exercise	Value Realized on
Name	(#)	Exercise ($)[1]
Joseph T. Dunsmore	—	—
Steven E. Snyder	—	—
Lawrence A. Kraft	50,000	489,761
Joel K. Young	40,000	245,464
Brenda L. Mueller	6,339	28,976

[1]	Represents the difference between the market value of the shares acquired upon exercise and the aggregate exercise price of the shares acquired.
Employment Contracts; Severance; Termination of Employment and Change-in-Control Arrangements
Joseph T. Dunsmore. We and Mr. Dunsmore are parties to an employment agreement dated September 27, 2006, which set the minimum level of Mr. Dunsmore’s base salary at $375,000 and provides that if we terminate Mr. Dunsmore’s employment without cause he will receive: (1) his base salary for two years; and (2) a pro rata bonus based on the number of months that he was employed by us during the year in which his employment was terminated and our actual performance against the annual objectives set by the Committee.
The employment agreement also provides that the Committee will review Mr. Dunsmore’s base salary annually and may, in its sole discretion, increase it to reflect performance and other factors. Under the employment agreement, Mr. Dunsmore is entitled to a cash bonus equal to 100% of his base salary, provided that the objectives set by the Committee are met. If some or all of the objectives are not met for a fiscal year, then the Committee shall determine in its discretion what portion of the target bonus amount, if any, will be paid to Mr. Dunsmore. If the objectives set by the Committee for a cash performance bonus are exceeded for a fiscal year, the Committee may, in its discretion, award Mr. Dunsmore a bonus in addition to any other bonus to which he is otherwise entitled.
The employment agreement also provides that Mr. Dunsmore is entitled to the benefits and perquisites which we generally provide to our other employees under our applicable plans and policies. The stock options awarded to Mr. Dunsmore vest upon a change-in-control of our Company or termination of employment due to death or disability.
Steven E. Snyder. We and Mr. Snyder are parties to a letter agreement dated November 5, 2010. Under this agreement, if Mr. Snyder’s employment is terminated by us without cause at any time, he will be entitled to receive severance equal to twelve months’ base salary and a prorated bonus based on the number of months worked during the year in which his employment was terminated, and our achievement of target goals at the time of the termination. The stock options awarded to Mr. Snyder vest upon his termination of employment due to death or disability. Stock options awarded to Mr. Snyder in fiscal 2011 vest upon a change-in-control of our Company, and those awarded to him in fiscal 2012 vest in the event the Company terminates his employment without cause or he terminates his employment for good reason within twelve months of a change-in-control of the Company.
Lawrence A. Kraft. We and Mr. Kraft are parties to a letter agreement dated July 30, 2007. Under this agreement, if Mr. Kraft’s employment is terminated by us without cause at any time, he will be entitled to receive severance equal to twelve months’ base salary and a prorated bonus based on the number of months worked during the year in which his employment was terminated, and our achievement of target goals at the time of the termination. The vesting of stock options awarded to Mr. Kraft accelerates upon his termination of employment due to death or disability. Stock options awarded to Mr. Kraft from November 2007 through November 2010 also vest upon a change-in-control of our Company. Stock options awarded to him in fiscal 2012 vest in the event the Company terminates his employment without cause or he terminates his employment for good reason within twelve months of a change-in-control of the Company
Joel K. Young. We and Mr. Young are parties to a letter agreement dated July 30, 2007. The letter agreement provides that if Mr. Young’s employment is terminated by us without cause at any time, he will be entitled to receive severance equal to twelve months’ base salary and a prorated bonus based on the number of months worked during the year in which his employment was terminated, and our achievement of target goals at the time of the termination. The vesting of stock options awarded to Mr. Young accelerates upon his termination of employment due to death or disability. Stock options awarded to Mr. Young from November 2007 through November 2010 also vest upon a change-in-control of our Company. Stock options awarded to him in fiscal 2012 vest in the event the Company terminates his employment without cause or he terminates his employment for good reason within twelve months of a change-in-control of the Company.

Potential Payments Upon Termination or Change in Control
The table that follows provides the estimated payments and benefits that would be provided to our Named Executives or their beneficiaries under the employment agreements and equity compensation plans described above under various scenarios involving a termination of employment and/or a change in control, and assuming that the event(s) occurred on September 30, 2011. For these purposes, “cause” generally refers to acts by an executive that result in a felony conviction, willful non-performance of material employment duties, or willfully engaging in fraud or gross misconduct that is materially detrimental to our financial interests. As an interim officer, Ms. Mueller is not eligible for payments upon termination or change in control.

	Involuntary	Death, Disability or
	Termination	Change in Control
Compensation Element	Without Cause ($)	(Single Trigger)[1] ($)
Severance [2]
Joseph T. Dunsmore	844,500	—
Steven E. Snyder	275,000	—
Lawrence A. Kraft	237,750	—
Joel K. Young	241,000	—
Brenda L. Mueller	—	—

Pro Rata Bonus [3]
Joseph T. Dunsmore	415,072	—
Steven E. Snyder	123,488	—
Lawrence A. Kraft	233,709	—
Joel K. Young	189,720	—
Brenda L. Mueller	—	—

Accelerated Stock Options [4]
Joseph T. Dunsmore	—	658,231
Steven E. Snyder	—	210,000
Lawrence A. Kraft	—	141,171
Joel K. Young	—	233,571
Brenda L. Mueller	—	—

Total
Joseph T. Dunsmore	1,259,572	658,231
Steven E. Snyder	398,488	210,000
Lawrence A. Kraft	471,459	141,171
Joel K. Young	430,720	233,571
Brenda L. Mueller	—	—

[1]	Situation in which there is a change in control but the individual continues in his or her job.

[2]	Severance arrangements generally provide Mr. Dunsmore with two years of base salary, and the other Named Executives with one year of base salary.

[3]	Pro rata bonus is based on the number of months that the individual was employed during the year in which his employment was terminated and our actual performance against the annual objectives set by the Committee. For purposes of this presentation, since the assumed date of termination was September 30, 2011, the bonus amount shown is the actual cash incentive earned for all of fiscal 2011.

[4]	Amounts represent the intrinsic value of stock option awards as of September 30, 2011 for which the vesting was accelerated. The value entered is based on the difference between $11.00, the closing price of our Common Stock on September 30, 2011 (the last trading day of the fiscal year), and the option exercise price.

COMPENSATION OF DIRECTORS
The current director compensation program is designed to provide non-employee directors with a combination of cash and options that have resulted in annual aggregate value ranging from approximately $110,000 — $120,000 per director depending on committee service in fiscal 2011.
The Compensation Committee conducts periodic competitive reviews of the compensation plan of non-employee directors. In 2010, a competitive analysis of director compensation as compared to our peer group was provided by Pearl Meyer. This analysis provided details on compensation levels for directors in our peer group as well as the allocation of compensation between cash and equity. The Compensation Committee implemented changes in the compensation element amounts for fiscal 2011 in an effort to reduce the compensation provided by equity awards and re-allocate this to the cash compensation elements. This resulted in an estimated stock option award value decrease of $10,000 and an average cash fee increase of $10,000 per Board member. Based on the competitive analysis, the Compensation Committee felt that this structure was more aligned with the market practices for director compensation while maintaining an overall compensation between the 50th and 65th percentile of its relative peer group (described above) compensation levels.
In January 2011, the Compensation Committee awarded annual option awards to non-employee directors per the compensation plan for non-employee directors, as modified in January of 2011. Options awarded become fully vested after one year. Other than in the case of an outside director who is elected at other than an annual meeting, options are awarded to directors at a regularly scheduled meeting of the Compensation Committee in January following the annual meeting of stockholders and the public announcement of first quarter financial results. The Compensation Committee presently expects to continue to make a one-time stock option award to any newly elected director, as well as to continue to compensate newly elected directors ratably for service during any stub term.
The following table describes the compensation arrangements with our non-employee directors during fiscal 2011:

Compensation Element	Amount Payable ($)
Annual Cash Retainers [1]
• Board Member	30,000

• Audit Committee Chair	15,000

• Compensation Committee Chair	10,000

• Nominating & Governance Committee Chair	6,500

• Lead Director	10,000

• Audit Committee Member	8,000

• Compensation Committee Member	5,000

• Nominating & Governance Committee Member	3,000

Annual Stock Option Award [2]	70,000	[2]
New Director Stock Option Award [3]	100,000	[3]

[1]	Retainers are paid in quarterly installments each representing 25% of total annual retainer amount.

[2]	An annual stock option award is provided to each non-employee director following the annual meeting of stockholders and each such award becomes fully vested after one year. A director who is first elected to the Board between annual meetings of stockholders receives an option covering a prorated number of shares. The amount indicated in the table represents the Black-Scholes valuation target of the option award. The actual number of shares awarded will be determined generally by dividing the targeted option award value of $70,000 by a Black-Scholes valuation per share (utilizing the Company’s current model for determination of the value per share as approved by the Compensation Committee). The exercise price of the options will be the closing price per share or the date of grant.

[3]	A one-time stock option award received by each director elected for the first time to the Board. The amount indicated in the table represents the valuation target of the option award. The actual number of shares will be determined by dividing the targeted option award value of $100,000 by a Black-Scholes valuation per share (utilizing the Company’s current model for determination of the value per share as approved by the Compensation Committee). The exercise price of the options will be the closing price per share on the date of grant.
The following table summarizes compensation provided to each non-employee director for services provided during fiscal 2011:
Director Compensation for Fiscal 2011

	Fees
	Earned or	Option
	Paid in	Awards	Total
Name	Cash ($)	($)[1]	($)
Guy C. Jackson	50,000	71,748	121,748
Kenneth E. Millard	43,000	71,748	114,748
Ahmed Nawaz	45,000	71,748	116,748
William N. Priesmeyer	44,500	71,748	116,248
Bradley J. Williams	41,000	71,748	112,748

[1]	The “Option Awards” column presents the aggregate grant date fair value of stock option awards granted to each non-employee director during fiscal 2011 as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using a Black-Scholes option valuation model using the valuation assumptions set forth in Note 11 to our fiscal 2011 audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. Information regarding the stock option awards made to the non-employee directors during fiscal 2011, and their aggregate option awards outstanding at September 30, 2011, is contained in the following table:

				Grant Date	Total Number of
		Number of Shares	Option	Fair Value of	Shares Underlying
	Grant	Underlying	Exercise	Option	Options at 9/30/11
Name	Date	Option Award (#)	Price ($)	Award ($)[1]	(#)[2]
Guy C. Jackson	1/25/11	16,100	10.95	71,748	152,931
Kenneth E. Millard	1/25/11	16,100	10.95	71,748	94,431
Ahmed Nawaz	1/25/11	16,100	10.95	71,748	97,265
William N. Priesmeyer	1/25/11	16,100	10.95	71,748	109,181
Bradley J. Williams	1/25/11	16,100	10.95	71,748	127,431

[1]	This column shows the full grant date fair value under authoritative guidance issued by FASB ASC Topic 718, Compensation — Stock Compensation related to stock-based compensation of the stock options granted to the non-employee directors in fiscal 2011.

[2]	Stock Option Awards. All options granted to non-employee directors have an exercise price equal to the closing price of our Common Stock on the date of grant. Options granted become fully vested on the date of the annual meeting of stockholders the year following the date of grant.

RELATED PERSON TRANSACTION APPROVAL POLICY
Our Board of Directors has adopted a written policy (the “Related Person Transaction Approval Policy”) regarding transactions with any “Related Person,” which is defined to include any of our directors or nominees for directors, executive officers and greater than five percent stockholders and any of their respective immediate family members. In accordance with the policy, the Audit Committee is responsible for the review and approval or ratification of all transactions with Related Persons that are required to be disclosed under the rules of the Securities and Exchange Commission.
The Related Person Transaction Approval Policy covers “Related Person Transactions” (as defined below) between us and any Related Person. Related Person Transactions include any transactions, arrangements or relationships involving the payment of money or other value involving us and in which a Related Person has a direct or indirect interest. A Related Person Transaction does not include:
•	payments of compensation to Related Persons for the Related Person’s service to us as a director, officer or employee;
•	transactions available to all employees or all stockholders on the same terms; or
•	transactions, which when aggregated with the amount of all other transactions between us and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.
The Audit Committee must approve a Related Person Transaction prior to commencement of the transaction, except where the transaction is identified after it has commenced or first becomes a Related Person Transaction, in which case the Related Person Transaction will be brought before the Audit Committee for ratification. Our executives are responsible for disclosing all material information pertaining to any Related Person Transaction to the Audit Committee prior to entering into the transaction. The Audit Committee Chairperson has been granted the authority to approve transactions that arise between Audit Committee meetings provided that any actions taken by the Chairperson pursuant to such authority must be reported to the Audit Committee at its next regularly scheduled meeting.
While the Audit Committee is permitted to use any factors it deems appropriate in determining whether to approve a Related Person Transaction, the Related Person Transaction Approval Policy requires the Audit Committee, at a minimum, to consider:
•	the fairness of the terms to us;
•	materiality of the transaction to us;
•	the role of the Related Person in arranging the Related Person Transaction;
•	the structure of the Related Person Transaction; and
•	the interests of all Related Persons in the Related Person Transaction.
The Audit Committee will only approve a Related Person Transaction if the Committee determines it is beneficial and fair to us.
During fiscal 2011, we purchased exclusively through independent third party distributors in the ordinary course of business an aggregate of approximately $176,000 of Spansion Inc. components and made sales to Spansion Inc. totaling an aggregate of approximately $1,000. Mr. Nawaz, who has served as a director of our Company since October 2006, was until November 2011 Executive Vice President, Wireless Solutions Group at Spansion Inc. Because the transactions total more than $120,000 during fiscal 2011 and the position Mr. Nawaz held with Spansion Inc., the Audit Committee evaluated the transactions under the Related Person Transaction Approval Policy. The Audit Committee considered Mr. Nawaz’s interest and determined that he does not have a direct or indirect material interest in the transactions, approved the transactions and determined they did not impact his independence as a director of our Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the 1934 Act requires that our directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended September 30, 2011.
Equity Compensation Plan Information
The following table gives information as of September 30, 2011 about the Company’s equity compensation plans, under which shares of its Common Stock may be issued.

(c)
Number of
Securities
	(a)		Remaining
	Number of	(b)	Available for
	Securities to	Weighted-	Future Issuance
	be Issued Upon	Average	Under Equity
	Exercise of	Exercise Price	Compensation
	Outstanding	of Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
Plan Category	Rights	Rights	Column (a))

Equity Compensation Plans Approved by Security Holders	4,493,728	$10.69	1,948,779	[1]
Equity Compensation Plans Not Approved by Security Holders [2]	688,776	$10.69	-0-

Total [3]	5,182,504	$10.69	1,948,779

[1]	Includes securities available for future issuance under stockholder approved compensation plans other than upon the exercise of options, warrants or rights, as follows: 1,633,622 shares under the Company’s 2000 Omnibus Stock Plan and 315,157 shares under the Company’s Employee Stock Purchase Plan.

[2]	Relates to the Digi International Inc. Non-Officer Stock Option Plan only.

[3]	The table does not include information for equity compensation plans assumed by the Company pursuant to the acquisition of NetSilicon, Inc. in February 2002. Pursuant to the Agreement and Plan of Merger, the Company assumed options to purchase 4,134,658 shares of Common Stock of NetSilicon granted under three different plans, which became exercisable for an aggregate of 2,687,528 shares of our Common Stock. All of the options assumed by the Company remain subject to the assumed plans until the options are exercised or expire. As of September 30, 2011, there were no remaining options outstanding. The Company cannot grant additional awards under these assumed plans.
Equity Compensation Plan Not Approved by Stockholders — Digi International Inc. Non-Officer Stock Option Plan
In April 1998, the Board adopted the Digi International Inc. Non-Officer Stock Option Plan (the “Non-Officer Plan”). The Non-Officer Plan has not been approved by the stockholders of the Company.
Plan Administration
The Non-Officer Plan is administered by the Compensation Committee. The Compensation Committee may delegate all or any part of its authority to a one person committee consisting of the Chief Executive Officer of the Company for purposes of granting awards.

Shares Subject to the Non-Officer Plan
As of September 30, 2011, 688,776 shares of the Company’s common stock were subject to outstanding awards granted under this Plan. No shares are available for future award grants, and no additional awards may be made under this Plan. Pursuant to the Non-Officer Plan, the Compensation Committee must adjust the number of shares and the purchase price per share to give effect to adjustments made in the number of outstanding shares of Common Stock of the Company pursuant to mergers, consolidations, splits, combinations, or other changes in capitalization as described in the Non-Officer Plan.
Eligibility
All employees of the Company and its subsidiaries who are not also officers or directors of the Company, and consultants to the Company or its subsidiaries, were eligible to receive awards under the Non-Officer Plan.
Incentive and Non-Statutory Stock Options
The Non-Officer Plan authorizes the grant of non-statutory stock options. Because the Non-Officer Plan has not been approved by the Company’s stockholders, under the Internal Revenue Code of 1986, as amended, incentive stock options were not granted under the Non-Officer Plan. The exercise price of an option was determined by the Compensation Committee. The exercise price could not be less than 50% of the fair market value, as defined in the Non-Officer Plan, of the Company’s Common Stock on the date the option is granted. Stock options could be granted and exercised at such times as the Compensation Committee may determine, provided that the term could not exceed ten years from the date of grant. The purchase price for Common Stock upon the exercise of stock options may be payable in cash, bank draft or money order, by delivery of shares of Company Common Stock having a fair market value on the date the option is exercised equal to all or any part of the option price of the Common Stock being purchased or any combination of the above.
Transferability and Termination of Options
The Non-Officer Plan allows the recipient to transfer options to members of his or her immediate family under certain circumstances. Other than such transfers to family members, no option shall be assignable or transferable by the recipient other than by will or the laws of descent and distribution. If a recipient’s employment or other relationship with the Company or its affiliates is terminated for any reason other than death or disability, then any unexercised portion of such recipient’s award will generally be forfeited, except as provided in the Non-Officer Plan or such recipient’s agreement or by the Compensation Committee. Upon death or disability, any unexercised portion of such recipient’s award will automatically vest. Upon a change in control as described in the Non-Officer Plan, the Compensation Committee shall declare all outstanding options cancelled at the time of the change in control in exchange for cash in the amount described in the Non-Officer Plan unless appropriate provisions have been made for the protection of the outstanding options by the substitution of such options for options to purchase appropriate stock of the surviving entity in the change in control.
Adjustments, Modifications, Termination
The Non-Officer Plan gives the Board the right to amend, suspend or discontinue the Non-Officer Plan. Amendments to the Non-Officer Plan are subject to stockholder approval, however, if needed to comply with applicable laws or regulations. The Compensation Committee may generally also alter or amend any agreement covering an award granted under the Non-Officer Plan to the extent permitted by law.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are seeking a non-binding advisory vote from stockholders to approve the compensation as disclosed in the CD&A, tabular disclosures and related narrative of this Proxy Statement.
Our compensation programs are structured to align the interests of our executives with the interests of our stockholders by rewarding sustained financial and operating performance and the creation of stockholder value. More specifically, our programs:
•	Utilize a mix of cash and equity compensation with varying time triggers for payment and financial measures that reward sustained financial performance; and
•	Place a significant emphasis on the opportunity for incentive compensation, thus aligning total direct compensation with Company performance.
Our Compensation Committee, composed of three independent, non-employee directors, discharges the Board of Directors’ responsibilities with respect to all forms of compensation for Executives as well as general oversight of compensation plans. The Compensation Committee has the authority to retain outside counsel, experts and other advisors as it determines appropriate.
Stockholders are urged to read the CD&A, which discusses in-depth how our compensation programs are aligned with our performance and the creation of stockholder value. The Compensation Committee and the Board of Directors believe that the policies and practices described in the CD&A effectively implement our pay-for-performance compensation philosophy.
THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF THE COMPENSATION COMMITTEE, RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE FOLLOWING NON-BINDING RESOLUTION:
“RESOLVED, that the stockholders approve the compensation awarded to the named executive officers, as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement.”
Effect of Proposal
The Say-on-Pay resolution is non-binding. The approval or disapproval of this proposal by stockholders will not require the Board of Directors or the Compensation Committee to take any action regarding our executive compensation practices. The final decision on the compensation and benefits of our executive officers and on whether, and if so, how, to address stockholder disapproval remains with the Board of Directors and the Compensation Committee.
The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interest of our Company and its stockholders.
The Board values the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board and the Compensation Committee will carefully consider the outcome of the advisory vote on executive compensation and stockholder opinions received from other communications when making future compensation decisions.
PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES
We are submitting to stockholders a non-binding vote on whether the future advisory stockholder votes on executive compensation shall occur every one, two, or three years.
After careful consideration of the various arguments supporting each frequency level, at this time the Board believes that submitting the advisory vote on executive compensation to stockholders on an annual basis is appropriate for our Company and our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF “1 YEAR.”
The proxy card provides stockholders with four choices (1 year, 2 years, 3 years, or abstain). Stockholders are not voting to approve or disapprove the Board’s recommendation and may vote for any of the frequency options or abstain.

Effect of Proposal
The Say-on-Pay frequency vote is non-binding. The outcome of this vote will not require the Board or the Compensation Committee to take any action regarding the frequency of future Say-on-Pay votes. However the Board will consider the outcome of this vote in its decision on how often to present the Say-on-Pay vote to stockholders.
PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, or one of its predecessors, has been the independent registered public accounting firm for us since 1986. The Audit Committee has again selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2012, subject to ratification by the stockholders. While it is not required to do so, the Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of the stockholders. If the selection is not ratified, the Audit Committee will reconsider its selection.
A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.
Audit and Non-Audit Fees
The following table presents fees for fiscal 2011 and 2010 for professional audit services performed by PricewaterhouseCoopers for the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements for each quarter in fiscal 2011 and 2010 and all other services performed:

	Year Ended September 30,
	2011	2010
Audit Fees	$674,205	$725,626
Audit-Related Fees	—	—
Tax Fees	3,308	—
All Other Fees	—	—

Total	$677,513	$725,626

The Audit Committee pre-approved all of the services described above pursuant to engagements that occurred in fiscal 2011 and 2010.
The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all audit services and each recurring permissible non-audit service to be provided by the independent registered public accounting firm during the fiscal year. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegates authority to grant such pre-approvals during the year between Audit Committee meetings to the Audit Committee Chairman. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the independent registered public accounting firm’s independence.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2012.

ADDITIONAL MATTERS
Our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, including our consolidated financial statements, is being mailed with this Proxy Statement.
As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the annual meeting other than those referred to herein. If any other matters properly come before the annual meeting calling for a vote of stockholders, it is intended that the shares represented by the proxies solicited by the Board of Directors will be voted by the persons named therein in accordance with their best judgment.
By Order of the Board of Directors,
David H. Sampsell
Vice President, General Counsel & Corporate Secretary
Dated: December 5, 2011

DIGI INTERNATIONAL INC. ATTN: Office of General Counsel 11001 BREN RD. EAST MINNETONKA, MN 55343
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐		☐

1.	Election of Directors
Nominees

01	Kenneth E. Millard	02 William N. Priesmeyer

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2	Company proposal to cast a non-binding advisory vote on executive compensation (“Say-on-Pay”)	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

3	Company proposal to cast a non-binding advisory vote on the frequency of Say-on-Pay votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

4	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the company for the 2012 fiscal year.	☐	☐	☐

NOTE: If any other matters properly come before the annual meeting calling for a vote of stockholders, the shares represented by this proxy will be voted by the persons named herein in accordance with their best judgment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

DIGI INTERNATIONAL INC. 11001 Bren Road East Minnetonka, Minnesota 55343
Annual Meeting of Stockholders
January 23, 2012
3:30 p.m.

Minneapolis Marriot Southwest
5801 Opus Parkway
Minnetonka, Minnesota
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

DIGI INTERNATIONAL INC.
Annual Meeting of Stockholders
January 23, 2012 3:30 P.M.
This proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints Joseph T. Dunsmore and David H. Sampsell, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes such Proxies to represent and to vote, as designated on the reverse, all shares of Common Stock of Digi International Inc. held of record by the undersigned at the close of business on November 25, 2011, at the Annual Meeting of Stockholders to be held on January 23, 2012, or any adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side